Exhibit 99.1

GeoVax Reports 2015 Second Quarter Financial Results

and Provides Corporate Update

Ebola Vaccine Preclinical Data to be Released Late Summer

Clade B HIV Vaccine Clinical Trial (HVTN 114) on Track to Start in Late 2015

HIV Vaccine Program for Africa Advancing

ATLANTA, GA, August 4, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel platform technology, announced its financial results for the three and six months ended June 30, 2015 and provided the following corporate update.

Ebola/Marburg Vaccine Program:

In April 2015, GeoVax entered into a collaboration agreement with the National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH), for the development of GeoVax’s vaccines against Ebola and Marburg viruses. Under the agreement, NIAID will contribute materials, scientific methods and advice for vaccine construction, carry out animal protection studies in BioSafety Level 4 (BSL-4) facilities, and consult with GeoVax on the analysis and interpretation of studies. Pursuant to the collaboration, GeoVax began preclinical animal studies for its first Ebola vaccine constructs during the second quarter.

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “Our collaboration with the NIH is providing us with invaluable expertise and access to BSL-4 facilities that are critical to conducting our preclinical studies. We already have the initial readouts from the immune response studies and have scheduled challenge studies to prove immune protection in the animal models being tested. While the data are still being gathered and analyzed, I can say that we are very excited by what we are seeing so far. Our plan is to announce the full set of data once we have results from the challenge studies later this summer.”

Dr. McNally continued, “We believe our vaccines will offer superior advantages over the first-generation vaccines currently in human trials, particularly among immune-compromised individuals, the durability of vaccine protection, and production costs. Our focus on developing a multi-strain vaccine to address several strains of Ebola, as well as Marburg virus, is also desperately needed worldwide.”

HIV Vaccine Programs:

Preventive HIV Vaccine – Protein Boost Concept

GeoVax’s most clinically advanced vaccine development program is a DNA/MVA vaccine regimen (GOVX-B11) for the prevention of clade B HIV infection, which has progressed through Phase 2a clinical trials conducted by the HIV Vaccine Trials Network (HVTN), and was fully funded by NIAID. GOVX-B11 is currently the most advanced vaccine being contemplated for efficacy trials for the prevention of clade B HIV infection.

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The HVTN’s plans for GOVX-B11 include testing the vaccine in combination with a protein boost. Protein boosts may augment antibody responses that can both block virus infections and make the virus more susceptible to attacks from immune system cells. The only partially successful HIV vaccine trial (known as RV144) included a protein boost, which the HVTN believes should be tested with GeoVax’s vaccine.

The HVTN has approved a concept protocol and assigned a trial number, HVTN 114, to the next clinical trial involving GOVX-B11. The Company expects HVTN 114 to begin enrolling patients in late 2015. HVTN 114 will enroll up to 100 individuals who participated in the HVTN 205 Phase 2a trial of the GeoVax GOVX-B11 vaccine (concluded in 2012) and will test the ability of late boosts to increase the antibody responses elicited by GOVX-B11.

Preventive HIV Vaccine – Acceleration Plans

In addition to collaborating with the HVTN and NIAID on advancing GOVX-B11 into the HVTN 114 clinical trial, GeoVax is also pursuing a development strategy to accelerate and expedite its vaccine directly into Phase 2b human efficacy trials, without the need for evaluating the additional boosting regimens contemplated by HVTN 114.

Dr. McNally commented, “While we are supportive of the HVTN advancing our vaccine into the HVTN 114 trial and believe that the concept of a protein boost is one that should be explored, we also strongly believe that our vaccine alone, with its demonstrated safety and immunogenicity in humans and strong protection data in non-human primate models, deserves to be tested in the at-risk patient population as soon as possible. The U.S. desperately needs an HIV vaccine, with about 1.2 million Americans currently living with HIV, and another 50,000 infected on average every year. Especially alarming is the fact that HIV diagnosis rates are increasing at 10.5% per year in young Americans aged 13 to 24. HIV is a particular scourge among African-Americans who, though making up just 13 percent of the U.S. population, account for over 44% of new HIV diagnoses. Additionally, the continuing increase in the taxpayer cost burden of HIV care and treatment in the U.S. ($17 billion in 2014) shouldn’t be ignored. These startling facts give us a sense of urgency to our mission.”

Dr. McNally continued, “We are working with our consultants, advisors, and clinical research organizations to develop the protocol, timeline and budget for a Phase 2b clinical trial of GOVX-B11. Initial estimates are that the trial may cost as much as $30 million. We therefore have initiated an outreach program to philanthropic organizations to seek the funds required to initiate the trial, which we believe can start very quickly once financed.”

Clade C HIV Program (for Africa)

In June 2015, NIAID awarded GeoVax a Small Business Innovative Research (SBIR) grant in support of its clade C HIV vaccine development program for Africa. The grant award of $299,585 is for the first year of a two-year project period that began on July 1, 2015.

The grant, entitled “Directed Lineage Immunizations for Eliciting Broadly Neutralizing Antibody”, will support the preclinical testing in non-human primates of a vaccine designed for the clade C subtype of HIV prevalent in Sub-Saharan Africa. This project will be the first to use GeoVax’s vaccine technology for the developing world, and builds on the GeoVax clade B HIV vaccine, GOVX-B11, which is designed for the epidemic in the Americas and Western Europe. GOVX-B11 has shown outstanding safety and reproducible immunogenicity in clinical trials involving 500 people in North and South America and it is anticipated that the clade C vaccine will show similar promise.

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Dr. McNally concluded, “We are excited to begin the preclinical work for our clade C HIV vaccine and are pleased to have the support of NIAID in this endeavor. While our clade B vaccine is more clinically advanced, the work funded by this grant will definitely shorten our development timeframe for clade C. There are no approved vaccines against HIV anywhere on the globe, and the need in Africa is huge. We are committed to this effort and hope to be a part of solving this global crisis.”

Financial Review

GeoVax reported a net loss of $676,203 ($0.02 per share) for the three months ended June 30, 2015, compared to $679,534 ($0.03 per share) for the same period in 2014. For the six months ended June 30, 2015, the Company’s net loss was $1,376,657 ($0.04 per share) as compared to $1,295,455 ($0.05 per share) in 2014.

The Company reported revenues of $71,474 and $174,898 for the three-month and six-month periods of 2015, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $180,441 and $337,781 of grant revenue reported for the comparable periods of 2014. As of June 30, 2015, there is $353,652 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $384,653 and $788,282 for the three-month and six- month periods of 2015, respectively, as compared to $516,202 and $919,062 for the comparable periods of 2014. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $364,889 and $766,330 for the three-month and six-month periods of 2015, respectively, as compared to $344,862 and $716,664 for the comparable periods of 2014.

GeoVax reported cash balances of $2,475,726 at June 30, 2015, as compared to $1,101,651 at December 31, 2014. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using our novel vaccine platform. Our current development programs are focused on vaccines against Ebola and Marburg viruses, and Human Immunodeficiency Virus (HIV). We believe our technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and we intend to pursue expansion of our product pipeline.

Our vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Producing non-infectious virus-like particles in the person being vaccinated circumvents the need to purify virus-like particles for inoculation. The production of virus-like particles in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in 500 humans. For more information, please visit www.geovax.com.

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Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

PCG Advisory Group

646-862-4607

www.pcgadvisory.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Grant revenue	$71	$180	$175	$338

Operating expenses:
Research and development	384	516	788	919
General and administrative	365	345	766	717
	749	861	1,544	1,636

Other income:
Interest income	2	1	3	2
	2	1	3	2

Net loss	$(676)	$(680)	$(1,376)	$(1,295)

Loss per common share	$(0.02)	$(0.03)	$(0.04)	$(0.05)

GEOVAX LABS, INC.

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	June 30,	Dec. 31,
	2015	2014
Assets:
Cash and cash equivalents	$2,476	$1,101
Other current assets	79	124
Total current assets	2,555	1,225

Property, net	98	97
Other assets	11	11
Total assets	$2,664	$1,333

Liabilities and stockholders’ equity
Current liabilities	$181	$187
Stockholders’ equity	2,483	1,146
Total liabilities and stockholders’ equity	$2,664	$1,333

Common shares outstanding	31,951	31,951

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